Exhibit 99.1

Coty Inc. Reports Second Quarter Fiscal 2016 Results

Very Good Progress on Creating a Global Leader & Challenger In Beauty

Material Progress on Both the P&G Merger and the Underlying Coty Business

NEW YORK--(BUSINESS WIRE)--February 4, 2016--Coty Inc. (NYSE:COTY) today announced financial results for the second quarter of fiscal year 2016, ended December 31, 2015.

Results at a glance	Three Months Ended December 31, 2015			Six Months Ended December 31, 2015
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Constant Currency		Reported Basis	Constant Currency
Net revenues	$1,210.5	(4%)	3%	$2,322.8	(5%)	3%
Like-for-like*	(1%)			(1%)
Operating income - reported	152.4	(17%)		234.1	(23%)
Operating income - adjusted*	214.6	7%	14%	388.0	5%	13%
Net income - reported	89.0	(29%)		214.7	58%
Net income - adjusted*	135.8	(17%)		355.5	34%
EPS (diluted) - reported	$0.25	(29%)		$0.59	59%
EPS (diluted) - adjusted*	$0.38	(16%)		$0.98	34%

*

These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Second Quarter Fiscal 2016 Summary

  Net revenues of $1,210.5 million declined 1% like-for-like and decreased 4% as reported
  Adjusted operating income of $214.6 million increased 7% from $200.9 million in the prior-year period
  Reported net income of $89.0 million decreased from $125.4 million in the prior-year period
  Adjusted net income of $135.8 million decreased from $163.2 million in the prior-year period principally due to a favorable tax settlement of $32.5 million in the prior-year period. Adjusted earnings per diluted share of $0.38 decreased from $0.45 in the prior-year period
  Net cash provided by operating activities was $400.4 million compared to $328.8 million in the prior-year period

First Six Months Fiscal 2016 Summary

  Net revenues of $2,322.8 million declined 1% like-for-like and decreased 5% as reported
  Adjusted operating income of $388.0 million increased 5% from $368.0 million in the prior-year period
  Reported net income of $214.7 million increased from $136.0 million in the prior-year period
  Adjusted net income of $355.5 million increased from $266.2 million in the prior-year period, reflecting the favorable tax settlement of $113.3 million in the first six months of fiscal 2016 compared to the favorable tax settlement of $32.5 million in the first six months of fiscal 2015.
  Adjusted earnings per diluted share of $0.98 increased from $0.73 in the prior-year period
  Net cash provided by operating activities was $517.1 million compared to $355.0 million in the prior-year period

Commenting on the merger progress and Q2 financial results, Bart Becht, Chairman and Interim CEO said:

"Our efforts right now are all about creating a very healthy platform for Coty to become a strong global leader and challenger in the Beauty industry that we aim for it to be. This quarter, we made great progress on that objective, both on the merger & acquisition front and the underlying Coty business side.

Starting with the core Coty business, Q2 showed continued improvement in business fundamentals. Coty revenue trends remained muted and we expect to see this Q2 trend continue for the remainder of the fiscal year as we gradually rationalize non-strategic product lines and businesses. In contrast, power brands experienced solid growth in the second quarter. At the same time, we continued to show strong momentum in driving operating profit, operating margin growth and cash flow generation, showing that we can continue to build a healthier and better business despite a muted revenue growth performance.

On the merger & acquisition side, we have made good progress on our Bourjois acquisition. We continue to see good growth opportunities for this brand and remain confident that it will be margin accretive to our color business in Fiscal 2017. Additionally, we announced on February 1st the completion of the acquisition of the Hypermarcas beauty and personal care business. This transaction will strengthen Coty's presence in Brazil, which is one of the largest and growing beauty markets in the world. We believe it will also provide an excellent platform to integrate the existing small Coty business and the sizable P&G Specialty Beauty Business in Brazil.

And as announced last week, we signed a new fragrance license agreement with Tiffany & Co., an internationally renowned jeweler, which we believe will further strengthen our future position as the industry leader in Fragrances.

On the P&G Specialty Beauty Business transaction, we confirmed the transfer of ten P&G fragrance licenses, including global powerhouses such as Hugo Boss, Gucci and Lacoste.

We are making excellent progress to close the P&G Specialty Beauty Business merger in the second half of calendar 2016 and we are happy to report that we have received antitrust approval from the U.S., among other countries and are actively engaged in discussions with the EU authorities. We have also materially advanced on structuring and staffing our future organization and are in the middle of plans to integrate the businesses from a supply and systems point of view.

In summary, we believe we are well on track to build a very healthy platform for Coty to become a global leader and challenger in the Beauty industry and provide the right basis to drive profitable growth and deliver shareholder value over time going forward."

Basis of Presentation and Exceptional Items

The term “like-for-like” describes the performance of the business on a comparable basis, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” excludes the impact of acquisition related costs, nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs to the extent applicable. Refer to “Non-GAAP Financial Measures” for a definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues and adjusted operating income are presented on an actual and a constant currency basis. Net revenues are also reported on an adjusted basis and like-for-like. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Selling, general and administrative expense (SG&A), effective tax rate, cash tax rate, gross margin, net income, operating income and operating income margin are presented on an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Second Quarter Fiscal 2016 Summary Operating Review

Net revenues of $1,210.5 million decreased 1% like-for-like and declined 4% as reported from the prior-year period. Solid like-for-like growth in Color Cosmetics and flat like-for-like performance in Skin & Body Care was offset by declines in Fragrances. The 3% like-for-like increase in the Color Cosmetics segment was driven by power brands Sally Hansen and Rimmel, in spite of the decline in the U.S. nail market. Skin & Body Care like-for-like performance was in line with the prior year, reflecting continued strength in adidas and growth in philosophy, offset by a decline in Playboy. Fragrances declined 3% like-for-like, as growth in Calvin Klein and Marc Jacobs could not offset declines in several other non-power brands. By geographic region, like-for-like growth in Asia Pacific and EMEA was offset by declines in the Americas. Asia Pacific net revenues grew 3% like-for-like, reflecting growth in Australia and Japan. EMEA revenues increased 1% like-for-like, as growth in Eastern Europe, Middle East and regional exports was partially offset by declines in the UK and Germany. Americas net revenues decreased 5% like-for-like, reflecting declines primarily in the U.S., Latin America and Travel Retail.

Adjusted gross margin of 61.5% increased from 59.5% in the prior-year period, driven by supply chain efficiencies and a lower level of promotional and discounted pricing activity.

Adjusted SG&A expense decreased from the prior year period, reflecting lower fixed costs, efforts to invest behind working media while reducing non-working media and other advertising and promotion spending, as well as benefit from foreign currency translations. Adjusted SG&A as a percentage of net revenues at 42.2% was relatively consistent with the prior-year period.

Operating income decreased to $152.4 million from $183.7 million in the prior-year period. The reported operating income decrease primarily reflected acquisition related costs.

Adjusted operating income increased 7% to $214.6 million from $200.9 million in the prior-year period. As a percentage of net revenues, adjusted operating margin increased 180 basis points to 17.7% from 15.9%.

Adjusted effective tax rate was 24.6% compared to 5.1% in the prior-year period. The increase was primarily driven by the recognition in the prior-year period of certain tax benefits upon settlement of certain audits totaling $32.5 million. The adjusted cash tax rate for the quarter was 11.9%.

Net income decreased to $89.0 million from $125.4 million in the prior-year period, reflecting lower operating income and higher other expenses.

Adjusted net income decreased to $135.8 million from $163.2 million in the prior-year period, as higher adjusted operating income was more than offset by the non-repeating tax benefit in the prior-year period, as discussed above, as well as higher interest expense. As a percentage of net revenues, adjusted net income margin decreased to 11.2% from 13.0% in the prior-year period.

Cash Flows

  Net cash provided by operating activities in the quarter was $400.4 million, compared to $328.8 million in the prior-year period, primarily as a result of working capital improvement.
  Free cash flow was $364.6 million in the quarter compared to $285.6 million in the prior-year period.
  During the quarter, the Company repurchased in the open market 19.4 million Class A shares for $544.3 million and returned $89.0 million of cash to shareholders as dividends.
  Net debt increased by $880.4 million to $3,173.8 million from $2,293.4 million at June 30, 2015 driven by an advance payment on December 28th, 2015 in connection with the Hypermarcas acquisition, as well as the share repurchase program, partially offset by free cash flow.

Second Quarter Fiscal 2016 Business Review by Segment

	Three Months Ended December 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$627.0	$691.7	(9%)	(3%)	(3%)	$128.7	$145.5	(12%)	(5%)
Color Cosmetics	374.8	340.5	10%	18%	3%	58.4	40.3	45%	49%
Skin & Body Care	208.7	227.4	(8%)	0%	0%	27.5	15.1	82%	>100%
Total	$1,210.5	$1,259.6	(4%)	3%	(1%)	$214.6	$200.9	7%	14%

Fragrances

  Fragrances net revenues decreased 3% like-for-like as Coty's continued portfolio improvement efforts, particularly in the celebrity and lifestyle fragrances in the mass channel, and a slowing fragrance market could not be offset by growth in power brands Calvin Klein and Marc Jacobs, and contribution from the Miu Miu launch.
  Adjusted operating income for Fragrances decreased 12% to $128.7 million from $145.5 million in the prior-year period, resulting in a 20.5% adjusted operating income margin, a decrease of 50 basis points versus the prior-year period.

Color Cosmetics

  Color Cosmetics net revenues increased 3% like-for-like driven by strong growth in the Rimmel and Sally Hansen power brands, reflecting the continued success of new launches, in spite of the decline in the U.S. nail market.
  Adjusted operating income for Color Cosmetics increased 45% to $58.4 million from $40.3 million in the prior-year period, resulting in a 15.6% adjusted operating income margin, an increase of 380 basis points compared to the prior-year period.

Skin & Body Care

  Skin & Body Care net revenues like-for-like were in line with the prior year, as growth in adidas supported by new launches and strength in China as well as growth in philosophy driven by shipment phasing at a key customer were offset by lower net revenues from Playboy.
  Adjusted operating income for Skin & Body Care increased 82% to $27.5 million from $15.1 million in the prior-year period, resulting in a 13.2% adjusted operating income margin, an increase of 660 basis points compared to the prior-year period.

Second Quarter Fiscal 2016 Business Review by Geographic Region

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$419.6	$448.9	(7%)	(5%)	(5%)
EMEA	644.7	655.5	(2%)	8%	1%
Asia Pacific	146.2	155.2	(6%)	2%	3%
Total	$1,210.5	$1,259.6	(4%)	3%	(1%)

Americas

  The net revenues like-for-like decrease in the region reflects declines primarily in the U.S., Latin America and Travel Retail.
  Key growth brands in the region include power brands Marc Jacobs, Sally Hansen, Rimmel and philosophy.

Europe, the Middle East & Africa

  The like-for-like increase in net revenues in the region was driven by growth in Eastern Europe, the Middle East, and regional exports, partially offset by declines in the UK and Germany.
  Key growth brands in the region include power brands Calvin Klein, Marc Jacobs, Rimmel and adidas.

Asia Pacific

  Net revenues like-for-like growth in the region was primarily driven by Australia and Japan, partially offset by declines in China.
  Key growth brands in the region include power brands Marc Jacobs, Sally Hansen, OPI, and adidas.

Outlook for Fiscal 2016 Full Year

The Company remains focused on growing its power brands around the world through innovation, strong support levels and improved “in-market” execution. Coty remains focused on cost optimization opportunities to improve profitability and to provide for investment in its power brands.

Other noteworthy company developments:

  On January 27th, the Company announced the signing of the Tiffany fragrance license, further strengthening its prestige fragrance portfolio.
  On February 1st, the Company announced the completion of the Hypermarcas beauty and personal care business acquisition, significantly strengthening its presence and infrastructure in Brazil.
  The Company completed its $700 million share repurchase program, repurchasing a total of 24.9 million shares.
  The Company announced the Board authorization of an incremental $500 million share repurchase program for its Class A shares.
  The Company received antitrust approval for the merger with the P&G Specialty Beauty Business from the U.S., and other countries.

Conference Call

Coty Inc. will host a conference call at 9:00 a.m. (ET) today, February 4, 2016 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 34308426). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 34308426).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2015. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “committed”, “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

  the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;
  the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its recent acquisitions of Bourjois, Beamly, and the personal care and beauty business of Hypermarcas S.A. and our expected transactions with The Procter & Gamble Company (“P&G”) to purchase P&G’s fine fragrances, color cosmetics and hair color businesses;
  the Company’s ability to implement the Acquisition Integration Program and Organizational Redesign restructuring program as planned and the success of the programs in delivering anticipated improvements and efficiencies;
  risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;
  dependence on certain licenses, entities performing outsourced functions and third-party suppliers;
  the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;
  the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;
  administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  impairments to the Company’s goodwill and other assets;
  global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;
  the Company’s ability to manage seasonal variability;
  consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;
  disruptions in operations;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches; changes in laws, regulations and policies that affect the Company’s business or products
  and
  the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

Non-GAAP Financial Measures

The company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a like-for-like basis. The Company believes that like-for-like growth better enables management and investors to analyze and compare our organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the Bourjois acquisition, the discontinuation of the TJoy brand, the reorganization of our mass business in China, and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of our net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net revenues to Like-For-Like Net Revenues.” For a reconciliation of our like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare the underlying business results from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs, to the extent applicable. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow and the cash conversion ratio. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.” The cash conversion ratio is defined as net cash provided by operating activities divided by the adjusted operating income.

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,210.5	$—	$1,210.5	$88.5	$1,299.0
Cost of sales	467.7	(1.1)	466.6	37.2	503.8
Gross profit	742.8	1.1	743.9	51.3	795.2
Gross margin	61.4%		61.5%		61.2%
Selling, general and administrative expenses	515.4	(5.0)	510.4	36.8	547.2
as % of Net revenues	42.6%		42.2%		42.1%
Amortization expense	18.9	—	18.9	0.5	19.4
Restructuring costs	10.6	(10.6)	—	—	—
Acquisition-related costs	45.5	(45.5)	—	—	—
Operating income	152.4	62.2	214.6	14.0	228.6
as % of Net revenues	12.6%		17.7%		17.6%
Interest expense, net	14.6	8.5	23.1
Other expense (income), net	24.1	(24.2)	(0.1)
Loss on early extinguishment of debt	3.1	(3.1)	—
Income before income taxes	110.6	81.0	191.6
Provision for income taxes	13.0	34.2	47.2
Net income	97.6	46.8	144.4
Net income attributable to noncontrolling interests	5.3	—	5.3
Net income attributable to redeemable noncontrolling interests	3.3	—	3.3
Net income attributable to Coty Inc.	$89.0	$46.8	$135.8
as % of Net revenues	7.4%		11.2%

EPS (diluted)	$0.25		$0.38

	Three Months Ended December 31, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,259.6	$(0.2)	$1,259.4
Cost of sales	508.9	1.0	509.9
Gross profit	750.7	(1.2)	749.5
Gross margin	59.6%		59.5%
Selling, general and administrative expenses	534.9	(4.8)	530.1
as % of Net revenues	42.5%		42.1%
Amortization expense	18.5	—	18.5
Restructuring costs	12.0	(12.0)	—
Acquisition related costs	1.6	(1.6)	—
Operating income	183.7	17.2	200.9
as % of Net revenues	14.6%		15.9%
Interest expense, net	19.1	—	19.1
Other income, net	0.3	—	0.3
Loss on extinguishment of debt	—	—	—
Income before income taxes	164.3	17.2	181.5
(Benefit) provision for income taxes	29.4	(20.2)	9.2
Net income	134.9	37.4	172.3
Net income attributable to noncontrolling interests	6.1	(0.4)	5.7
Net income attributable to redeemable noncontrolling interests	3.4	—	3.4
Net income attributable to Coty Inc.	$125.4	$37.8	$163.2
as % of Net revenues	10.0%		13.0%

EPS (diluted)	$0.35		$0.45

(a)	See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,322.8	$—	$2,322.8	$191.2	$2,514.0
Cost of sales	911.4	(3.6)	907.8	77.6	985.4
Gross profit	1,411.4	3.6	1,415.0	113.6	1,528.6
Gross margin	60.8%		60.9%		60.8%
Selling, general and administrative expenses	999.7	(10.8)	988.9	84.0	1,072.9
as % of Net revenues	43.0%		42.6%		42.7%
Amortization expense	38.1	—	38.1	1.3	39.4
Restructuring costs	72.7	(72.7)	—	—	—
Acquisition-related costs	61.3	(61.3)	—
Asset impairment charges	5.5	(5.5)	—	—	—
Operating income	234.1	153.9	388.0	28.3	416.3
as % of Net revenues	10.1%		16.7%		16.6%
Interest expense, net	30.6	8.5	39.1
Other expense (income), net	23.8	(24.2)	(0.4)
Loss on early extinguishment of debt	3.1	(3.1)	—
Income before income taxes	176.6	172.7	349.3
Provision for income taxes	(54.1)	31.9	(22.2)
Net income	230.7	140.8	371.5
Net income attributable to noncontrolling interests	9.7	—	9.7
Net income attributable to redeemable noncontrolling interests	6.3	—	6.3
Net income attributable to Coty Inc.	$214.7	$140.8	$355.5
as % of Net revenues	9.2%		15.3%

EPS (diluted)	$0.59		$0.98

	Six Months Ended December 31, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,441.9	$(0.7)	$2,441.2
Cost of sales	991.1	(4.3)	986.8
Gross profit	1,450.8	3.6	1,454.4
Gross margin	59.4%		59.6%
Selling, general and administrative expenses	1,055.5	(6.5)	1,049.0
as % of Net revenues	43.2%		43.0%
Amortization expense	37.4	—	37.4
Restructuring costs	52.5	(52.5)	—
Asset impairment charges	—	—	—
Acquisition related costs	1.6	(1.6)	—
Operating income	303.8	64.2	368.0
as % of Net revenues	12.4%		15.1%
Interest expense, net	38.7	—	38.7
Loss on extinguishment of debt	88.8	(88.8)	—
Other income, net	0.3	—	0.3
(Loss) income before income taxes	176.0	153.0	329.0
Provision for income taxes	24.4	21.6	46.0
Net (loss) income	151.6	131.4	283.0
Net income attributable to noncontrolling interests	11.1	1.2	12.3
Net income attributable to redeemable noncontrolling interests	4.5	—	4.5
Net (loss) income attributable to Coty Inc.	$136.0	$130.2	$266.2
as % of Net revenues	5.6%		10.9%

EPS (diluted)	$0.37		$0.73

(a)	See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Operating Income	152.4	183.7	(17%)	234.1	303.8	(23%)
% of Net revenues	12.6%	14.6%		10.1%	12.4%
Restructuring and other business realignment costs (a)	16.2	15.1	7%	83.2	56.4	48%
Costs related to acquisition activities (b)	46.6	0.3	>100%	64.9	5.0	>100%
Asset impairment charges (c)	—	—	N/A	5.5	—	N/A
Share-based compensation expense adjustment (d)	(0.6)	2.2	<(100%)	0.3	2.8	(89%)
China Optimization (e)	—	0.3	(100%)	—	0.7	(100%)
Real estate consolidation program costs (f)	—	(0.7)	100%	—	(0.7)	100%
Total adjustments to Reported Operating Income	62.2	17.2	>100%	153.9	64.2	>100%
Adjusted Operating Income	214.6	200.9	7%	388.0	368.0	5%
% of Net revenues	17.7%	15.9%		16.7%	15.1%
(a)

In the three months ended December 31, 2015, we incurred restructuring costs of $10.6, primarily consisting of Organizational Redesign, included in restructuring costs in the Condensed Consolidated Statements of Operations, and business structure realignment costs of $5.6 primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the three months ended December 31, 2014, we incurred restructuring costs of $12.0, primarily consisting of Organizational Redesign, included in restructuring costs in the Condensed Consolidated Statements of Operations, and business structure realignment costs of $3.1 primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

In the six months ended December 31, 2015, we incurred restructuring costs of $72.7 which primarily relate to the Acquisition Integration Program and Organizational Redesign. We incurred business structure realignment costs of $10.5 primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the six months ended December 31, 2014, we incurred restructuring costs of $52.5, included in restructuring costs in the Condensed Consolidated Statements of Operations, which primarily related to the Organizational Redesign. We also incurred business structure realignment costs of $3.9 primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(b)

In the three months ended December 31, 2015, we incurred $46.6 of costs related to acquisition activities. We recognized acquisition-related costs of $45.5, in the Condensed Consolidated Statements of Operations. These costs can include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which can include compensation related expenses for dedicated internal resources. We also incurred $1.1 of costs in connection with the Bourjois acquisition, included in cost of sales in the Condensed Consolidated Statements of Operations. In the three months ended December 31, 2014, we incurred $0.3 of costs related to acquisition activities. These costs include acquisition-related costs of $1.6, included in the Condensed Consolidated Statements of Operations, and an income of $1.3 from refinement of estimates related to the revaluation of inventory buyback associated with the conversion from a distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Condensed Consolidated Statements of Operations.

In the six months ended December 31, 2015, we incurred $64.9 of costs related to acquisition activities. These costs include $61.3 of acquisition-related costs, in the Condensed Consolidated Statements of Operations, and $3.6 associated with the Bourjois acquisition, included in cost of sales in the Condensed Consolidated Statements of Operations. In the six months ended December 31, 2014, we incurred $5.0 costs related to acquisition activities. These costs include $1.6 of acquisition-related costs, in the Condensed Consolidated Statements of Operations, and $3.4 associated with the revaluation of inventory buyback associated with the conversion from a distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Condensed Consolidated Statements of Operations.

(c)

In the three months ended December 31, 2015 and 2014, we did not incur any asset impairment charges. In the six months ended December 31, 2015, asset impairment charges of $5.5 were reported in the Condensed Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate. In the six months ended December 31, 2014, we did not incur any asset impairment charges.

(d)

In the three and six months ended December 31, 2015 and 2014, the decrease in share-based compensation expense adjustments represents increased forfeitures in fiscal 2016, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(e)

In the three and six months ended December 31, 2015, we did not incur any costs related to China Optimization. In the three and six months ended December 31, 2014, we recognized costs of $0.3 and $0.7, respectively, related to China Optimization, primarily reflecting refinement in estimates and miscellaneous costs associated with the program.

(f)

In the three and six months ended December 31, 2015, we did not incur any real estate consolidation program costs. In the three and six months ended December 31, 2014, we recognized $0.7 of income related to refinement of lease loss expense estimates in connection with the consolidation of real estate in New York, recorded in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$110.6	$13.0	11.8%	$164.3	$29.4	17.9%
Adjustments to Reported Operating Income (a)	62.2	26.3		17.2	(20.2)
Other Adjustments	18.8	7.9		—	—
Adjusted Income Before Taxes	$191.6	$47.2	24.6%	$181.5	$9.2	5.1%
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$191.6	22.8	11.9%	$181.5	43.4	23.9%

	Six Months Ended December 31, 2015			Six Months Ended December 31, 2014
(in millions)	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$176.6	$(54.1)	(30.6)%	$176.0	$24.4	13.9%
Adjustments to Reported Operating Income (a)	153.9	28.4		64.2	9.1
Other Adjustments	18.8	3.5		88.8	12.5
Adjusted Income Before Taxes	$349.3	$(22.2)	(6.4%)	$329.0	$46.0	14.0%
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$349.3	59.6	17.1%	$329.0	70.0	21.3%

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Income Attributable to Coty Inc.	$89.0	$125.4	(29%)	$214.7	$136.0	58%
% of Net revenues	7.4%	10.0%		9.2%	5.6%
Adjustments to Reported Operating Income (a)	62.2	17.2	>100%	153.9	64.2	>100%
Adjustments to Other Expense (b)	24.2	—	N/A	24.2	—	N/A
Adjustments to Interest Expense (c)	(8.5)	—	N/A	(8.5)	—	N/A
Loss on early extinguishment of debt (d)	3.1	—	N/A	3.1	88.8	(97%)
Adjustments to noncontrolling interest expense (e)	—	0.4	(100%)	—	(1.2)	100%
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(34.2)	20.2	<(100%)	(31.9)	(21.6)	(48%)
Adjusted Net Income Attributable to Coty Inc.	$135.8	$163.2	(17%)	$355.5	$266.2	34%
% of Net revenues	11.2%	13.0%		15.3%	10.9%

Per Share Data
Adjusted weighted-average common shares
Basic	345.0	353.4		352.5	353.8
Diluted	354.3	362.6		362.0	363.5
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.39	$0.46		$1.01	$0.75
Diluted	$0.38	$0.45		$0.98	$0.73

(a)	See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b)

In the three and six months ended December 31, 2015, the amounts represent $24.2 of losses on foreign currency contracts related to an advance payment to Hypermarcas S.A. in connection with the acquisition of their Brazilian Beauty Business, included in other expense in the Condensed Consolidation Statements of Operations.

(c)

In the three and six months ended December 31, 2015, the amounts primarily represent a one-time gain related to short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated Term Loan B Facility, included in interest expense in the Condensed Consolidated Statements of Operations.

(d)	In the three and six months ended December 31, 2015, the amounts represent the write-off of deferred financing costs in connection with the refinancing of our previously existing debt.

(e)

In the three and six months ended December 31, 2014, noncontrolling interest expense was related to the revaluation of inventory buyback associated with the conversion from a distributor to subsidiary distribution model in a select emerging market and is included in net income attributable to noncontrolling interests in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$400.4	$328.8	$517.1	$355.0
Capital expenditures	(35.8)	(43.2)	(78.4)	(103.1)
Free cash flow	$364.6	$285.6	$438.7	$251.9

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$627.0	$691.7	(9%)	(3%)	(3%)	$128.7	$145.5	(12%)	(5%)
Color Cosmetics	374.8	340.5	10%	18%	3%	58.4	40.3	45%	49%
Skin & Body Care	208.7	227.4	(8%)	0%	0%	27.5	15.1	82%	>100%
Total	$1,210.5	$1,259.6	(4%)	3%	(1%)	$214.6	$200.9	7%	14%

	Six Months Ended December 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$1,175.1	$1,332.6	(12%)	(5%)	(5%)	$237.6	$266.0	(11%)	(4%)
Color Cosmetics	765.7	684.6	12%	22%	6%	116.1	81.5	42%	49%
Skin & Body Care	382.0	424.7	(10%)	(1%)	(1%)	34.3	20.5	67%	87%
Total	$2,322.8	$2,441.9	(5%)	3%	(1%)	$388.0	$368.0	5%	13%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$419.6	$448.9	(7%)	(5%)	(5%)
EMEA	644.7	655.5	(2%)	8%	1%
Asia Pacific	146.2	155.2	(6%)	2%	3%
Total	$1,210.5	$1,259.6	(4%)	3%	(1%)

	Six Months Ended December 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$842.8	$896.2	(6%)	(4%)	(4%)
EMEA	1,202.0	1,249.4	(4%)	8%	(1%)
Asia Pacific	278.0	296.3	(6%)	3%	3%
Total	$2,322.8	$2,441.9	(5%)	3%	(1%)

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Revenues	$1,210.5	$1,259.6	(4%)	$2,322.8	$2,441.9	(5%)
Bourjois acquisition	46.1	—		91.6	—
TJoy discontinuation and China Optimization	—	1.2		—	1.5
Net Revenues (excluding TJoy Discontinuation, China Optimization and Bourjois)	$1,164.4	$1,258.4	(7%)	$2,231.2	$2,440.4	(9%)
Net Revenue at Constant Rates	$1,299.0	$1,259.6	3%	$2,514.1	$2,441.9	3%

Net Revenues at Constant Rate (excluding TJoy Discontinuation, China Optimization and Bourjois)	$1,247.0	$1,258.4	(1%)	$2,406.9	$2,440.4	(1%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$128.7	$—	$128.7	$9.5	$138.2
Color Cosmetics	58.4	—	58.4	1.7	60.1
Skin and Body Care	27.5	—	27.5	2.9	30.4
Corporate	(62.2)	(62.2)	—	—	—
Total	$152.4	$(62.2)	$214.6	$14.1	$228.7

OPERATING MARGIN
Fragrances	20.5%		20.5%		20.7%
Color Cosmetics	15.6%		15.6%		14.9%
Skin and Body Care	13.2%		13.2%		13.4%
Corporate	N/A		N/A		N/A
Total	12.6%		17.7%		17.6%

	Three Months Ended December 31, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$145.5	$—	$145.5
Color Cosmetics	40.0	(0.3)	40.3
Skin and Body Care	15.1	—	15.1
Corporate	(16.9)	(16.9)	—
Total	$183.7	$(17.2)	$200.9

OPERATING MARGIN
Fragrances	21.0%		21.0%
Color Cosmetics	11.7%		11.8%
Skin and Body Care	6.6%		6.6%
Corporate	N/A		N/A
Total	14.6%		15.9%

(a)	See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$237.6	$—	$237.6	$18.8	$256.4
Color Cosmetics	116.1	—	116.1	5.5	121.6
Skin and Body Care	34.3	—	34.3	4.0	38.3
Corporate	(153.9)	(153.9)	—	—	—
Total	$234.1	$(153.9)	$388.0	$28.3	$416.3

OPERATING MARGIN
Fragrances	20.2%		20.2%		20.4%
Color Cosmetics	15.2%		15.2%		14.6%
Skin and Body Care	9.0%		9.0%		9.1%
Corporate	N/A		N/A		N/A
Total	10.1%		16.7%		16.6%

	Six Months Ended December 31, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$266.0	$—	$266.0
Color Cosmetics	82.5	1.0	81.5
Skin and Body Care	18.8	(1.7)	20.5
Corporate	(63.5)	(63.5)	—
Total	$303.8	$(64.2)	$368.0

OPERATING MARGIN
Fragrances	20.0%		20.0%
Color Cosmetics	12.1%		11.9%
Skin and Body Care	4.4%		4.8%
Corporate	N/A		N/A
Total	12.4%		15.1%

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2015	2014	2015	2014
Net revenues	$1,210.5	$1,259.6	$2,322.8	$2,441.9
Cost of sales	467.7	508.9	911.4	991.1
as % of Net revenues	38.6%	40.4%	39.2%	40.6%
Gross profit	742.8	750.7	1,411.4	1,450.8
Gross margin	61.4%	59.6%	60.8%	59.4%

Selling, general and administrative expenses	515.4	534.9	999.7	1,055.5
as % of Net revenues	42.6%	42.5%	43.0%	43.2%
Amortization expense	18.9	18.5	38.1	37.4
Restructuring costs	10.6	12.0	72.7	52.5
Acquisition-related costs	45.5	1.6	61.3	1.6
Asset impairment charges	—	—	5.5	—
Operating income	152.4	183.7	234.1	303.8
as % of Net revenues	12.6%	14.6%	10.1%	12.4%
Interest expense, net	14.6	19.1	30.6	38.7
Loss on extinguishment of debt	3.1	—	3.1	88.8
Other expense, net	24.1	0.3	23.8	0.3
Income before income taxes	110.6	164.3	176.6	176.0
as % of Net revenues	9.1%	13.0%	7.6%	7.2%
Benefit for income taxes	13.0	29.4	(54.1)	24.4
Net income	97.6	134.9	230.7	151.6
as % of Net revenues	8.1%	10.7%	9.9%	6.2%
Net income attributable to noncontrolling interests	5.3	6.1	9.7	11.1
Net income attributable to redeemable noncontrolling interests	3.3	3.4	6.3	4.5
Net income attributable to Coty Inc.	$89.0	$125.4	$214.7	$136.0
as % of Net revenues	7.4%	10.0%	9.2%	5.6%
Net income attributable to Coty Inc. per common share:
Basic	$0.26	$0.35	$0.61	$0.38
Diluted	$0.25	$0.35	$0.59	$0.37
Weighted-average common shares outstanding:
Basic	345.0	353.4	352.5	353.8
Diluted	354.3	362.6	362.0	363.5

Cash dividend declared per common share	$—	$—	$0.25	$0.20

COTY INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions)	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$482.7	$341.3
Trade receivables—less allowances of $22.9 and $19.6, respectively	697.2	679.6
Inventories	505.9	557.8
Prepaid expenses and other current assets	170.6	191.0
Deferred income taxes	84.2	86.7
Total current assets	1,940.6	1,856.4
Property and equipment, net	486.9	500.2
Goodwill	1,530.9	1,530.7
Other intangible assets, net	1,856.3	1,913.6
Deferred income taxes	9.2	10.4
Other noncurrent assets	687.8	207.6
TOTAL ASSETS	$6,511.7	$6,018.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$781.4	$748.4
Accrued expenses and other current liabilities	828.4	719.2
Short-term debt and current portion of long-term debt	85.6	28.8
Income and other taxes payable	8.2	22.4
Deferred income taxes	9.3	7.4
Total current liabilities	1,712.9	1,526.2
Long-term debt	3,570.9	2,605.9
Pension and other post-employment benefits	202.5	206.5
Deferred income taxes	340.1	352.6
Other noncurrent liabilities	183.8	256.7
Total liabilities	6,010.2	4,947.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	82.1	86.3
EQUITY:
Common Stock	4.0	3.9
Additional paid-in capital	2,004.5	2,044.4
Accumulated surplus (deficit)	20.8	(193.9)
Accumulated other comprehensive loss	(285.0)	(274.0)
Treasury stock	(1,338.5)	(610.6)
Total Coty Inc. stockholders’ equity	405.8	969.8
Noncontrolling interests	13.6	14.9
Total equity	419.4	984.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,511.7	$6,018.9

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$230.7	$151.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112.9	116.7
Asset impairment charges	5.5	—
Deferred income taxes	(92.0)	(10.3)
Provision for bad debts	1.6	2.3
Provision for pension and other post-employment benefits	6.1	10.2
Share-based compensation	12.0	8.1
Loss on early extinguishment of debt	3.1	88.8
Other	25.6	10.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(45.7)	(130.7)
Inventories	35.1	48.6
Prepaid expenses and other current assets	19.6	(3.3)
Accounts payable	64.7	(29.0)
Accrued expenses and other current liabilities	122.7	126.3
Tax accruals	(29.2)	(40.4)
Other noncurrent assets	6.5	3.7
Other noncurrent liabilities	37.9	1.9
Net cash provided by operating activities	517.1	355.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(78.4)	(103.1)
Payment for actual and anticipated business combinations, net of cash acquired	(447.3)	(0.6)
Proceeds from sale of asset	0.1	14.2
Payments related to loss on foreign currency contracts	(18.1)	—
Net cash used in investing activities	(543.7)	(89.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	12.9	625.6
Repayments of short-term debt, original maturity more than three months	(14.4)	(25.2)
Net (payments) proceeds from short-term debt, original maturity less than three months	(15.9)	14.6
Proceeds from revolving loan facilities	1,035.0	495.0
Repayments of revolving loan facilities	(490.0)	(494.5)
Proceeds from term loans	2,979.6	—
Repayments of term loans	(2,475.0)	—
Proceeds from issuance of long-term debt	—	0.9
Repayment of Senior Notes	—	(584.6)
Dividend payment	(89.0)	(71.0)
Net proceeds from issuance of Common Stock and related tax benefits	20.1	22.4
Net proceeds from issuance of Common Stock to former CEO	—	12.5
Purchase of Class A Common Stock from former CEO	—	(42.0)
Payments for purchases of Common Stock held as Treasury Stock	(727.9)	(149.2)
Net proceeds from foreign currency contracts	31.0	6.8
Payment for business combinations – contingent consideration	—	(0.8)
Proceeds from noncontrolling interests	—	1.8
Distributions to noncontrolling interests	(10.7)	—
Purchase of additional noncontrolling interests	—	(14.9)
Distributions to redeemable noncontrolling interests	(8.1)	(3.2)
Payment of deferred financing fees	(53.7)	(5.0)
Net cash provided by (used in) financing activities	193.9	(210.8)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(25.9)	(89.5)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	141.4	(34.8)
CASH AND CASH EQUIVALENTS—Beginning of period	$341.3	$1,238.0
CASH AND CASH EQUIVALENTS—End of period	$482.7	$1,203.2
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	$29.9	$32.8
Cash paid during the year for income taxes, net of refunds received	59.6	70.0
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$31.5	$27.6
Non-cash capital contribution associated with special share purchase transaction	13.8	—

CONTACT:
Coty Inc.
Investor Relations
Kevin Monaco, 212-389-6815
or
Media
Jennifer Friedman, 212-389-7175